Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of BreitBurn Energy Partners L.P. of our report dated October 6, 2011 relating to the Statement of Revenues and Direct Operating Expenses of the assets acquired pursuant to the July 26, 2011 Asset Purchase Agreement with Cabot Oil & Gas Corporation, which appears in BreitBurn Energy Partners, L.P.’s Current Report on Form 8-K dated October 7, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

Houston, Texas

September 27, 2013